THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE NEW YORK STOCK EXCHANGE.

                                        February 14, 2022

AVIENT CORPORATION INCENTIVE AWARDS

Dear _______:

Subject to the terms and conditions of the PolyOne Corporation (n/k/a Avient Corporation) 2020 Equity and Incentive Compensation Plan (the “Plan”), and this letter agreement (this “Agreement”), the Compensation Committee of the Board of Directors (the “Committee”) of Avient Corporation (“Avient”) has granted to you, as of February 14, 2022, the following award(s) (collectively, the “Incentive Awards”):
•Stock-Settled Stock Appreciation Rights (“SARs”) in respect of an aggregate of _______ common shares of Avient, having a par value of US$0.01 per share (the “Common Shares”). The price (the “Base Price”) to be used as the basis for determining the Spread (as defined on Schedule A) upon exercise of the SAR is US$[•], the Market Value per Share on February 14, 2022. The SARs shall become exercisable in accordance with the terms set forth on Schedule A attached hereto.
•_______ restricted stock units (the “Restricted Stock Units”), which shall vest in accordance with the terms set forth on Schedule B attached hereto. Each Restricted Stock Unit shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.
•_______ performance units (the “Performance Units”), with each such Performance Unit being equal in value to US$1.00, payment of which depends on Avient’s performance as set forth on Schedule C attached hereto and in your Statement of Performance Goals.
A copy of the Plan is available for your review through the Corporate Secretary’s office. Unless otherwise indicated, the capitalized terms used in this Agreement (including the Schedules attached hereto) shall have the same meanings as set forth in the Plan.
1.     Non-Assignability. The Incentive Awards are personal to you and are not transferable by you other than by will or the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 1 shall be void, and the other party to any such purported transaction shall not obtain any right to or interest in such Incentive Awards.
2.     Adjustments. In the event of any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Avient, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by the SARs and Restricted Stock Units then held by you, and in other award terms, as the Committee, in
        Combined Form (US-2022)

its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of your rights in connection with such transaction or event. If any such transaction or event occurs or in the event of a Change of Control, the Committee may provide in substitution for outstanding Incentive Awards such alternative consideration (including, without limitation, in the form of cash, securities or other property) as it may determine to be equitable in the circumstances and shall require in connection therewith the surrender of the Incentive Awards subject to this Agreement. No adjustment provided for in this Section 2 or Section 12 of the Plan will require Avient to issue any fractional shares.
3.     Responsibility for Taxes.
    (a)    Regardless of any action Avient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related withholdings (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items legally due by you is and remains your responsibility and that Avient (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Incentive Awards, including the grant, vesting or exercise (if applicable) of the Incentive Awards, the subsequent sale of Common Shares acquired pursuant to the exercise of the SARs and the vesting of the Restricted Stock Units, and the receipt of any dividends, and (ii) does not commit to structure the terms of the grant or any aspect of the Incentive Awards to reduce or eliminate your liability for Tax Related Items.
    (b)    (i) To the extent that Avient is required to withhold taxes in connection with your exercise of the SARs, Avient will withhold Common Shares with an aggregate Market Value per Share equal to the amount of such taxes from the payment. In no event will you be entitled to acquire a fraction of one Common Share pursuant to this Agreement.
        (ii)    To the extent that Avient is required to withhold taxes in connection with the vesting of your Restricted Stock Units, Avient will withhold Common Shares with a value equal to the amount of these taxes from the payment, and such Common Shares will be valued at an amount equal to the fair market value of such Common Shares on the date of payment.
        (iii)    To the extent that Avient is required to withhold any federal, state, local or foreign taxes in connection with the payment of the Performance Units in cash, Avient will withhold the amount of these taxes from the payment.
4.    Miscellaneous.
(a)    The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board and the shareholders of Avient, which are controlling. The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and Avient and its successors and assigns.
(b)    Any absence or leave approved by a duly constituted officer of Avient or any of its Subsidiaries will not be considered an interruption or termination of your service under this Agreement.
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(c)    The grant of the Incentive Awards is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Information about you and your participation in the Plan, including, without limitation, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Avient, and details of the Incentive Awards or other entitlement to shares of stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor may be collected, recorded, held, used and disclosed by Avient and any of its Subsidiaries and any non-Avient entities engaged by Avient to provide services in connection with this grant (a “Third Party Administrator”), for any purpose related to the administration of the Plan. You understand that Avient and its Subsidiaries may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence. Please refer to the Avient Global Associate Processing Notice, a copy of which has been provided or otherwise made available to you, for more information about the personal information that Avient collects about you and the purposes for which Avient uses such data. If you are a California resident, such notice is intended to satisfy Avient’s requirements under the California Consumer Protection Act.
(d)    Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at Avient. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Agreement without your consent.
(e)    It is a condition to your receipt of the Incentive Awards that you execute and agree to the terms of Avient or a Subsidiary’s current and applicable Employee Agreement (the “Employee Agreement”). If you do not sign and return the Employee Agreement to Avient Human Resources within 30 days of your receipt of this grant of Incentive Awards, this grant of Incentive Awards and any rights to the Incentive Awards will terminate and become null and void.
(f)    By electronically accepting this Agreement, you acknowledge that you have either entered into an Employee Agreement with Avient or a Subsidiary as of the date of acceptance or will enter into such agreement by the deadline set forth in Section 4(e). You understand that, as set forth in the Employee Agreement, you have agreed not to engage in certain prohibited practices in competition with Avient following the termination of your employment (hereinafter referred to as the “Covenant Not to Compete”). You further acknowledge that as consideration for your agreement to the Covenant Not to Compete, Avient is providing you the opportunity to participate in these grants of Incentive Awards under the Plan (or any successor long-term incentive plan) and receive the Incentive Awards evidenced by this Agreement. You understand that eligibility for participation in the Plan was conditioned upon your agreement to the Covenant Not to Compete. You further understand and acknowledge that you would have been ineligible to participate in the Plan and receive the Incentive Awards had you decided not to agree to the Covenant Not to Compete. You understand that the acknowledgment contained in this sub-section shall be deemed a part of the Employee Agreement and is to be interpreted in a manner consistent with its terms.
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(g)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents you from providing, without prior notice to Avient, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
5.     Notice. All notices under this Agreement to Avient must be delivered personally or mailed to Avient Corporation at Avient Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Corporate Secretary. Avient’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in Avient’s records.
6.     Compliance with Section 409A of the Code.
(a)    To the extent applicable, it is intended that this Agreement (including the Schedules attached hereto) and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan shall be administered in a manner consistent with this intent.
(b)    Reference to Section 409A of the Code will also include any regulations or other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
7.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
8.     Severability. If one or more of the provisions of this Agreement (including the Schedules attached hereto) is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
9.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Ohio without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
10.     Binding Effect. This Agreement (including the Schedules attached hereto and the Statement of Performance Goals), and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and Avient and its successors and assigns.

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Very Truly Yours,

AVIENT CORPORATION

By:
João José San Martin Neto
Senior Vice President, Chief Human Resources Officer

Accepted:

                     (Date)
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SCHEDULE A – SARs

1.     Vesting and Exercise of SARs.
(a)    Subject to the provisions of the Plan and the Agreement (including this Schedule A), the SARs will expire on February 14, 2032. Subject to Sections 2 and 3 of this Schedule A, vesting of the SARs will occur as follows, provided that you have been in the continuous employ of Avient or a Subsidiary on each such vesting date specified below (each set of performance-based SARs vesting on a specific date shall be called a “Tranche”):
(i)    One-third of the SARs shall vest on the later of (A) February 14, 2023 (the “Tranche I Time-Vesting Hurdle”) and (B) the first trading day immediately following the first thirty consecutive trading day period during which the Market Value per Share reaches a minimum of US$[•] for each trading day after February 14, 2022, but prior to February 14, 2032 (the “Tranche I Performance-Vesting Hurdle”).
(ii)    An additional one-third of the SARs shall vest on the later of (A) February 14, 2024 (the “Tranche II Time-Vesting Hurdle”) and (B) the first trading day immediately following the first thirty consecutive trading day period during which the Market Value per Share reaches a minimum of US$[•] for each trading day after February 14, 2022, but prior to February 14, 2032 (the “Tranche II Performance-Vesting Hurdle”).
(iii)    The remaining one-third of the SARs shall vest on the later of (A) February 14, 2025 (the “Tranche III Time-Vesting Hurdle,” and together with the Tranche I Time-Vesting Hurdle and the Tranche II Time-Vesting Hurdle, the “Time-Vesting Hurdles”) and (B) the first trading day immediately following the first thirty consecutive trading day period during which the Market Value per Share reaches a minimum of US$[•] for each trading day after February 14, 2022, but prior to February 14, 2032 (the “Tranche III Performance-Vesting Hurdle”, and together with the Tranche I Performance-Vesting Hurdle and the Tranche II Performance-Vesting Hurdle, the “Performance-Vesting Hurdles”).
(b)    Vested SARs may be exercised as provided in this Section 1(b) of this Schedule A as long as each exercise covers at a minimum the lesser of the number of fully vested SARs or 1,000 SARs. To exercise the SARs, you must follow the exercise procedures established by Avient, which may change periodically. You will be notified of any such changes. Upon exercise, Avient will issue you the number of Common Shares determined under Section 1(c) of this Schedule A.
(c)    The number of Common Shares to be issued will be determined by calculating the product of (i) the difference between (A) the Market Value per Share on the date of exercise (the “Transaction Price”) and (B) the Base Price (the “Spread”), multiplied by (ii) the number of SARs exercised; provided, however, that if the Transaction Price exceeds US$[•] (the “SAR Cap”), the Spread for purposes of calculating the number of Common Shares to be issued under this Section 1 of this Schedule A shall be US$[•]. The result of this calculation will then be divided by the lesser of (I) the Transaction Price and (II) the SAR Cap to determine the number of Common Shares to be issued, rounded down to the nearest whole share. In no event will you be entitled to acquire a fraction of one Common Share pursuant to this Schedule A.
(d)    Unless otherwise determined by the Committee or provided in this Schedule A and so long as it does not violate applicable law, if (i) the Market Value per Share reaches the SAR Cap at any time prior to February 14, 2032, (ii) all or a portion of the SARs have vested, but remain unexercised when the Market Value per Share reaches the SAR Cap, and (iii) the SARs have not expired when the Market Value per Share reaches the SAR Cap, any vested SARs will be deemed to have been exercised by you on the date on which the Market Value per Share first reaches the SAR Cap. In such event, Avient will issue you a number of Common Shares in accordance with Section 1(c) of this Schedule A.
(e)    The SARs are exercisable during your lifetime only by you or by your guardian or legal representative.
2.     Vesting Upon a Change of Control. If a Change of Control occurs during the term of the SARs, the SARs, to the extent not previously fully vested, will become immediately vested in full.
3.     Retirement, Disability or Death. (a) If your employment with Avient or a Subsidiary terminates before the expiration of the SARs due to (i) retirement at age 55 or older with at least 10 years of service, (ii) retirement at age 58 or older with at least 5 years of service, (iii) permanent and total disability (as defined under the relevant disability plan or program of Avient or a Subsidiary in which you then participate), or (iv) death, then:
A.a pro-rata portion of the number of SARs for which the Performance-Vesting Hurdles have not been satisfied on or prior to the date of the termination of your employment, regardless of whether the Time-Vesting Hurdles have been satisfied (such number, the “Special Vested SARs – Future Performance”), shall remain eligible to vest and be exercised in whole or in part when the applicable Performance-Vesting Hurdles have been satisfied prior to the end of their term, but in no event beyond February 14, 2032, after which, subject to Section 1(d) of this Schedule A, such Special Vested SARs – Future Performance will terminate; and
B.a pro-rata portion of the number of SARs for which the Performance-Vesting Hurdles have been satisfied, but for which the Time-Vesting Hurdles have not been satisfied on or prior to the date of the termination of your employment (such number, the “Special Vested SARs – Past Performance”), shall remain eligible to exercise in whole or in part prior to the end of their term, but in no event beyond February 14, 2032, after which, subject to Section 1(d) of this Schedule A, such Special Vested SARs – Past Performance will terminate.
(b)    Each pro-rata portion of a Tranche that remains eligible to vest or to be exercised in accordance with Section 3(a) of this Schedule A shall be determined by calculating the product of (i) the Special Vested SARs – Future Performance or the Special Vested SARs – Past Performance, as applicable, for such Tranche, multiplied by (ii) a fraction, the numerator of which is the number of days that you were employed by Avient or a Subsidiary during the period commencing on February 14, 2022 and continuing through the date of your termination pursuant to one of the events described in Section 3(a)(i), (ii), (iii) or (iv) above, and the denominator of which is 365 (for Tranche I Performance-Vesting Hurdle or Time-Vesting Hurdle), 730 (for Tranche II Performance-Vesting Hurdle or Time-Vesting Hurdle) and 1,096 (for Tranche III Performance-Vesting Hurdle or Time-Vesting Hurdle).
(c)    All SARs that have become vested under Section 1 of this Schedule A as of the time of the termination of your employment due to retirement, disability or death, but have not been exercised as of the time of the termination of your employment, may be exercised in whole or in part for the remainder of their term, but in no event beyond February 14, 2032, after which, subject to Section 1(d) of this Schedule A, such SARs will terminate.
4.     Termination Following Change of Control.
(a)    Subject to Section 1(d) of this Schedule A, if your employment with Avient or a Subsidiary terminates within one year following a Change of Control because (i) your employment is involuntarily terminated without “Cause” (as defined below), or (ii) you terminate your employment for “Good Reason” (as defined below), notwithstanding anything herein to the contrary, any SARs that have become vested under Sections 1 and 2 of this Schedule A at the time of the termination of your employment without Cause or for Good Reason, but have not been exercised as of the time of the termination of your employment without Cause or for Good Reason, may be exercised in whole or in part at any time and from time to time for the remainder of their term, but in no event beyond February 14, 2032, after which the SARs will terminate.
(b)    For purposes of Section 4(a) above:
(i)    If you are a party to a Management Continuity Agreement with Avient or a Subsidiary, “Cause” shall mean “Cause” and “Good Reason” shall mean “Good Reason,” each as defined in your Management Continuity Agreement;
(ii)    If you are not a party to a Management Continuity Agreement, “Cause” shall mean: (A) the willful and continued failure by you to substantially perform your duties with Avient or a Subsidiary, which failure causes material and demonstrable injury to Avient or a Subsidiary (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by Avient or a Subsidiary which specifically identifies the manner in which you have not substantially performed your duties, and after you have been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct your performance, or (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to Avient or a Subsidiary. For purposes of this Section 4(b)(ii) of this Schedule A, no act, or failure to act, on your part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Avient or a Subsidiary; and
(iii)    If you are not a party to a Management Continuity Agreement, “Good Reason” shall mean, without your express written consent: (A) your permanent assignment to a new work location that would either increase your routine one-way commute by fifty (50) or more miles, measured by the shortest commonly traveled routes between your then-current residence and new reporting or work location, or make your routine one-way commute sixty (60) or more miles, or (B) a reduction in your base salary, target annual incentive amount or employer-provided benefits, if immediately after the reduction the aggregate total of your base salary, target annual incentive amount and value of employer-provided benefits is less than eighty percent (80%) of the aggregate total of your salary, target annual incentive amount and the value of employer-provided benefits immediately prior to the Change of Control.
5.     Other Termination. If your employment with Avient or a Subsidiary terminates before the expiration of the SARs for any reason other than as set forth in Sections 3 or 4 above, any SARs that have become vested under Section 1 of this Schedule A at the time of the termination of your employment, but have not been exercised as of the time of the termination of your employment, may be exercised at any time within ninety (90) days of your termination of employment, but in no event beyond February 14, 2032, after which the SARs will terminate. All unvested SARs shall be forfeited.

SCHEDULE B – Restricted Stock Units

1.     Vesting of Restricted Stock Units.
(a)    Subject to the provisions of the Plan and the Agreement (including this Schedule B) and provided that you have been in the continuous employ of Avient or a Subsidiary from February 14, 2022 until February 14, 2025 (the “Restriction Period”), the Restricted Stock Units shall vest in full on February 14, 2025 (the “Vesting Date”).
(b)    Notwithstanding the provisions of Section 1(a) of this Schedule B, (i) all of the Restricted Stock Units shall immediately vest if a Change of Control occurs, and (ii) a pro-rata portion of the Restricted Stock Units shall immediately vest if your employment terminates prior to February 14, 2025 due to (A) your retirement at age 55 or older with at least 10 years of service, (B) your retirement at age 58 or older with at least 5 years of service, (C) your permanent and total disability (as defined under the relevant disability plan or program of Avient or a Subsidiary in which you then participate, or if there is no such plan or program, such condition provided in any applicable governmental statute or regulation that constitutes a disability), or (D) your death. The proration will be based on the portion of the Restriction Period during which you were employed (including your date of termination) by Avient or a Subsidiary. The remaining portion of the Restricted Stock Units will be forfeited.
(c)    Notwithstanding the provisions of Sections 1(a) and 1(b) of this Schedule B and to the extent permitted by applicable law, a number of Restricted Stock Units may vest and become payable prior to the Vesting Date or other vesting event described in Section 1(b) of this Schedule B in an amount that is sufficient to cover any employment tax that becomes payable by you with respect to the Restricted Stock Units prior to the Vesting Date or other vesting event, as applicable.
2.     Other Termination. If your employment with Avient or a Subsidiary terminates before the Vesting Date for any reason other than as set forth in Section 1(b)(ii) of this Schedule B and before a Change of Control occurs, the Restricted Stock Units will be forfeited.
3.     Payment of Restricted Stock Units.
(a)    The Restricted Stock Units that vest pursuant to Section 1 of this Schedule B will be paid in Common Shares transferred to you within 30 business days following the Vesting Date; provided, however, that, subject to Section 3(b) of this Schedule B, (i) in the event a Change of Control occurs prior to the Vesting Date or (ii) in the event your employment terminates on account of the reasons set forth in Section 1(b)(ii) of this Schedule B prior to the Vesting Date, the Restricted Stock Units will be paid within 30 business days following such Change of Control or the date of the termination of your employment, whichever applies.
(b)    If the event triggering the right to payment under Section 3(a) of this Schedule B does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the payment of Common Shares will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service”
    B-1

with Avient or a Subsidiary (determined in accordance with Section 409A) that occurs after the event giving rise to payment; (ii) the Vesting Date; or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by Avient in compliance with Section 409A of the Code and any payment of Common Shares made pursuant to this Schedule B is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be as soon as administratively practicable on or after the first business day of the seventh month following the date of your “separation from service” with Avient or a Subsidiary (determined in accordance with Section 409A of the Code), but in no event later than the last day of the seventh month following your “separation from service.”
4.     Dividend, Voting and Other Rights. You shall have no rights of ownership in the Restricted Stock Units or the Common Shares underlying the Restricted Stock Units and you shall have no right to vote the underlying Common Shares until the date on which any Common Shares are transferred to you pursuant to Section 3 of this Schedule B. While the Restricted Stock Units are still outstanding, on the date that Avient pays a cash dividend to holders of Common Shares generally, you shall be entitled to a number of additional whole Restricted Stock Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per Common Share on such date and (ii) the total number of Restricted Stock Units (including dividend equivalents paid thereon) previously credited to you as of such date, by (b) the Market Value per Share on such date. Any dividend equivalents credited hereunder shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Restricted Stock Units to which the dividend equivalents were credited.
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SCHEDULE C – Performance Units

1.     Performance Units.
(a)    Subject to the provisions of the Plan and the Agreement (including this Schedule C), your right to receive all or any portion of the Performance Units will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth in your Statement of Performance Goals. The achievement of the Management Objectives will be measured with respect to four performance periods (each, a “Performance Period”) as set forth in the table below and 25% of the Performance Units may be earned with respect to each Performance Period in accordance with the terms below.

Performance Period	Allocation of Performance Units
Performance Period #1: January 1, 2022 to December 31, 2022	25%
Performance Period #2: January 1, 2023 to December 31, 2023	25%
Performance Period #3: January 1, 2024 to December 31, 2024	25%
Performance Period #4: January 1, 2022 to December 31, 2024	25%

(b)    The Management Objectives for each Performance Period will be based solely on achievement of performance goals relating to Avient’s Adjusted Earnings per Share (“Adjusted EPS”), as defined in your Statement of Performance Goals.
2.     Earning of Performance Units.
(a)    Twenty-five percent (25%) of the Performance Units may be earned with respect to each of the four Performance Periods defined in Section 1(a) of this Schedule C and shall be earned as follows:

(i)    If, upon the conclusion of a Performance Period, Adjusted EPS equals the threshold level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then 50% of the Performance Units allocated to such Performance Period shall become earned.
(ii)    If, upon the conclusion of a Performance Period, Adjusted EPS equals the target level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then 100% of the Performance Units allocated to such Performance Period shall become earned.
(iii)    If, upon the conclusion of a Performance Period, Adjusted EPS equals or exceeds the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then 200% of the Performance Units allocated to such Performance Period shall become earned.
(iv)    If, upon the conclusion of a Performance Period, Adjusted EPS is greater than the threshold level, but less than the target level, or greater than the target level, but less than the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then a proportionate percentage of the Performance Units allocated to such Performance Period shall become earned, as determined by mathematical interpolation and rounded up to the nearest whole unit.
(b)    In no event shall any Performance Units allocated to a Performance Period become earned if actual performance for such Performance Period falls below the threshold level for Adjusted EPS or if the Committee does not certify that the Management Objectives have been satisfied for such Performance Period.
(c)    If the Committee determines that a change in the business, operations, corporate structure or capital structure of Avient, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate.
(d)    Subject to the provisions of Sections 3 and 4 of this Schedule C, your right to receive any Performance Units is contingent upon your remaining in the continuous employ of Avient or a Subsidiary through the payment date, which shall be a date in 2025 determined by the Committee (or its authorized delegatee) and shall occur no later than March 15, 2025 (the “Payment Date”).
(e)    Notwithstanding the provisions of Section 4 of this Schedule C and to the extent permitted by applicable law, a number of Performance Units may become non-forfeitable and payable prior to the Payment Date in an amount that is sufficient to cover any employment tax that becomes payable by you with respect to the Performance Units prior to the Payment Date.

3.     Change of Control. Subject to Section 6,

(a)    if a Change of Control occurs prior to the end of Performance Period #4, Avient shall pay to you as soon as administratively practicable after, but in all events no later than 30 days following the Change of Control, the sum of:
(i)     the actual number of Performance Units earned with respect to all Performance Periods completed as of the date of the consummation of the Change of Control pursuant to Section 2(a) of this Schedule C; and
(ii)     the number of Performance Units granted for which the Performance Period(s) have not been completed as of the date of the consummation of the Change of Control.
(b)    if a Change of Control occurs after the end of Performance Period #4, but on or prior to the Payment Date, Avient shall pay to you the actual number of Performance Units earned pursuant to Section 2 of this Schedule C as soon as administratively practicable after, but in all events no later than 30 days following, the Change of Control.
4.     Retirement, Disability or Death. Subject to Section 6 of this Schedule C, if your employment with Avient or a Subsidiary terminates prior to the Payment Date due to (a) retirement at age 55 or older with at least 10 years of service, (b) retirement at age 58 or older with at least 5 years of service, (c) permanent and total disability (as defined under the relevant disability plan or program of Avient or a Subsidiary in which you then participate), or (d) death, Avient shall pay to you or your executor or administrator, as the case may be, on the Payment Date, the sum of:
         (i)     the actual number of Performance Units earned as of the Payment Date pursuant to Section 2 of this Schedule C with respect to each Performance Period for the entirety of which you were employed by Avient or a Subsidiary; and
        (ii)     the product of (A) the actual number of Performance Units you would have earned as of the Payment Date pursuant to Section 2 of this Schedule C with respect to each Performance Period had you remained in the continuous employ of Avient or a Subsidiary for the entirety of such Performance Periods, multiplied by (B) a fraction, the numerator of which is the number of days during each Performance Period commencing on the first day of such Performance Period and extending through the date of your termination pursuant to one of the events described in Section 4(a), (b), (c) or (d) above, and the denominator of which is 365 (for Performance Period #1 and/or #2, as applicable), 366 (for Performance Period #3) and 1,096 (for Performance Period #4).
5.     Other Termination. If your employment with Avient or a Subsidiary terminates before the Payment Date for any reason other than as set forth in Section 4 above and before a Change of Control, the Performance Units will be forfeited.
6.     Payment of Performance Units.
(a)    Payment of any Performance Units that become earned as set forth herein will be made in the form of cash. The amount of the cash payment to be made shall be determined by multiplying (i) the number of Performance Units earned pursuant to Sections 2, 3 or 4 above by (ii) US$1.00. Except as provided in Sections 3 and 6(b) of this Schedule C, payment will be made no later than the next regularly scheduled payroll date immediately following the Payment Date.
(b)    If the event triggering the right to payment under Section 3 or 4 above does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the cash payment will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service” with Avient or a Subsidiary (determined in accordance with Section 409A) that occurs after the event giving rise to payment; (ii) the Payment Date; or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by Avient in compliance with Section 409A of the Code and any payment made pursuant to this Schedule C is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the Payment Date for such payment shall be as soon as administratively practicable on or after the first business day of the seventh month following the date of your “separation from service” with Avient or a Subsidiary (determined in accordance with Section 409A of the Code), but in no event later than the last day of the seventh month following your “separation from service.”

AVIENT CORPORATION
2022 Grant of Performance Units
Statement of Performance Goals

1.     Definition. For purposes of the grant of the Performance Units, “Adjusted Earnings per Share” shall mean: Net income, excluding special items, divided by the weighted average of diluted shares. Special items are gains or losses related to:
•Strategic or financial restructuring costs including: consolidation of operations; employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; executive separation agreements; asset impairments; debt extinguishment costs;
•Costs incurred directly in relation to acquisitions or divestitures;
•Environmental remediation costs, fines or penalties or liabilities for facilities no longer owned, discontinued or closed in prior years;
•Gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals;
•Tax valuation allowance adjustments;
•Results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period;
•The effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results or the effect of adverse determinations by regulatory agencies relating to accounting principles or treatment;
•Mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans;
•Unrealized gains/losses on foreign exchange option contracts; andSpecial Items related to changes in portfolio as set forth below:
•Divestitures:
◦In the event of the divestiture of a business unit during the performance period, the performance measures (threshold, target and maximum) will be adjusted to remove the net prospective loss of income and the related impact on earnings per share that such business unit was expected to have (as presented to the Board of Directors and applicable at the beginning of the performance period) during the portion of the performance period after the divestiture.
•Acquisitions:
◦In the event of an acquisition during the performance period, the performance measures (threshold, target and maximum) will be adjusted to include pro forma figures for the acquired assets for the remainder of the performance period.
▪Pro forma means target’s prior year results corresponding to remaining time left in the performance period, adjusted for purchase accounting and acquisition financing, if any.
▪By adjusting the remainder of the performance period with pro forma figures, management will be accountable for delivering synergies and will therefore participate in upside or downside there from.

2.     Performance Matrix.

2022 – 2024 Performance Units – Adjusted EPS Goals
Performance Period	Percent of Opportunity	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Performance Period #1: January 1, 2022 to December 31, 2022	25%	$[___]	$[___]	$[___]
Performance Period #2: January 1, 2023 to December 31, 2023	25%	$[___]	$[___]	$[___]
Performance Period #3: January 1, 2024 to December 31, 2024	25%	$[___]	$[___]	$[___]
Performance Period #4: January 1, 2022 to December 31, 2024	25%	$[___]	$[___]	$[___]